Exhibit 8.1

The following table sets forth the details of our principle subsidiaries and significant PRC-incorporated affiliates as of December 31, 2013:

	Jurisdiction of	Legal Ownership
Name	Incorporation	Interest
Fortune Software (Beijing) Co., Ltd.	PRC	100%
China Finance Online (Beijing) Co., Ltd.	PRC	100%
Beijing Fuhua Innovation Technology Development Co., Ltd. *	PRC	Nil
Fortune (Beijing) Success Technology Co., Ltd.	PRC	100%
Shanghai Meining Computer Software Co., Ltd.*	PRC	Nil
Zhengning Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Shanghai Chongzhi Co., Ltd.*	PRC	Nil
Fortune (Beijing) Qicheng Technology Co., Ltd.*	PRC	Nil
Shanghai Stockstar Securities Advisory and Investment Co., Ltd. *	PRC	Nil
Jujin Software (Shenzhen) Co., Ltd.	PRC	100%
Shenzhen Genius Information Technology Co., Ltd.	PRC	100%
Shenzhen Shangtong Software Co., Ltd. *	PRC	Nil
Shenzhen Newrand Securities Advisory and Investment Co., Ltd.*	PRC	Nil
Stockstar Information Technology (Shanghai) Co., Ltd.	PRC	100%
iSTAR Financial Holdings Limited	BVI	85%
iSTAR International Securities Co. Limited	Hong Kong	85%
iSTAR International Futures Co. Limited	Hong Kong	85%
iSTAR International Wealth Management Co. Limited	Hong Kong	85%
iSTAR International Credit Co. Limited	Hong Kong	85%
Sinoinfo (Dalian) Investment Consulting Co., Ltd.	PRC	Nil
Zhengjin (Fujian) Precious Metals Investment Co., Ltd.	PRC	Nil
Zhengjin (Shanghai) Precious Metals Investment Co., Ltd.	PRC	Nil
Zhengjin (Tianjin) Precious Metals Investment Co., Ltd.	PRC	Nil
Henghui (Tianjin) Precious Metals Investment Co., Ltd.	PRC	Nil

*Denotes variable interest entity or subsidiaries of variable interest entities